As filed with the Securities and Exchange Commission on June 28, 2010

Registration No. 333-167402

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoNavi Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18/F, Daheng Scitech Mansion, South Section

No. 3 Suzhou Street

Haidian District

Beijing 100080

The People’s Republic of China

(86-10) 5985-9900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP ICBC Tower, 35/F 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 and a revised Exhibit 5.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares).

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Four employees	May 13, 2008	800,000 nonvested restricted shares	Past and future services to our company
Directors, Officers and Employees	April 15, 2009	5,868,000 nonvested restricted shares	Past and future services to our company
Directors, Officers and Employees	April 15, 2009	Options to purchase 7,732,000 ordinary shares	Past and future services to our company
Employees	December 24, 2009	2,840,000 nonvested restricted shares	Past and future services to our company
Directors, Officers and Employees	December 24, 2009	Options to purchase 7,482,000 ordinary shares	Past and future services to our company

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
An officer	March 31, 2010	1,252,000 nonvested restricted shares	Past and future services to our company
Employees	April 30, 2010	Options to purchase 1,044,000 ordinary shares	Past and future services to our company

We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, Section 4(2) of the Securities Act or Rule 701 under the Securities Act regarding transactions not involving a public offering. The grants of nonvested restricted shares and options on various dates were to some of our directors, officers and employees pursuant to our 2007 Share Incentive Plan adopted in 2007. See “Management—2007 Share Incentive Plan” for a description of the principal terms of the plan. The aggregate amount of ordinary shares issued upon the vesting of nonvested restricted shares or the exercise of options during any consecutive 12-month period has not exceeded 15% of our outstanding ordinary shares (including ordinary shares into which the Series A preferred shares will automatically convert immediately upon the completion of this offering) as of April 30, 2010. At the time of the respective grants, the recipients were all based in China. No underwriters were involved in any of these issuances.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 28, 2010.

AutoNavi Holdings Limited

By:	/s/ Jun Hou
Name:	Jun Hou
Title:	Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	June 28, 2010
Jun Hou

/s/ Congwu Cheng Congwu Cheng	Director and Chief Executive Officer (principal executive officer)	June 28, 2010

/s/ Catherine Qin Zhang Catherine Qin Zhang	Chief Financial Officer (principal financial and accounting officer)	June 28, 2010

*	Director	June 28, 2010
Jun Xiao

*	Director	June 28, 2010
Xiyong Tang

*	Director	June 28, 2010
Neil Nanpeng Shen
*	Director	June 28, 2010
Charlie Yucheng Shi

*	Director	June 28, 2010
Jeffrey Zhijie Zeng

By:	*	Authorized U.S.	June 28, 2010
Name:	Kate Ledyard, On behalf of Law Debenture Corporate Services Inc.	Representative
Title:	Manager

*By:	/s/ Catherine Qin Zhang
Catherine Qin Zhang Attorney-in-fact

AUTONAVI HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Shareholders Agreement between the Registrant and other parties therein dated as of October 10, 2006

5.1	Opinion of Thorp Alberga regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

10.1†	2007 Share Incentive Plan

10.2†	Form of Indemnification Agreement between the Registrant and its directors and officers

10.3†	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.4†	English translation of Operating Agreement among AutoNavi Technology, AutoNavi Software and the shareholders of AutoNavi Software dated December 31, 2009

10.5†

English translations of Operating Agreement dated September 28, 2006 and the Supplementary Agreement dated December 31, 2009, among AutoNavi Technology, MapABC Technology and the shareholders of MapABC Technology

10.6†	English translation of Equity Pledge Agreement between AutoNavi Technology and the shareholders of AutoNavi Software dated December 31, 2009

10.7†	English translation of Equity Pledge Agreement between AutoNavi Technology and the shareholders of MapABC Technology dated September 28, 2006

10.8†	English translation of Power of Attorney by the shareholders of AutoNavi Software dated December 18, 2009 and December 31, 2009, respectively

10.9†	English translation of Power of Attorney by the shareholders of MapABC Technology dated December 18, 2009

10.10†	English translation of Exclusive Technology Consulting and Service Agreement between AutoNavi Technology and AutoNavi Software dated December 31, 2009

10.11†	English translation of Exclusive Technology Consulting and Service Agreement between AutoNavi Technology and MapABC Technology dated September 28, 2006

Exhibit Number	Description of Document

10.12†	English translation of Patent License Agreement between AutoNavi Technology and AutoNavi Software dated September 28, 2006

10.13†	English translation of Know-how License Agreement between AutoNavi Technology and AutoNavi Software dated September 28, 2006

10.14†	English translation of Domain Name License Agreement between AutoNavi Technology and AutoNavi Software dated September 28, 2006

10.15†	English translation of Know-how License Agreement between AutoNavi Technology and MapABC Technology dated September 28, 2006

10.16†	English translation of Exclusive Purchase Option Agreement among AutoNavi Technology, AutoNavi Software and the shareholders of AutoNavi Software dated December 31, 2009

10.17†	English translations of Exclusive Purchase Option Agreement dated September 28, 2006 and the Supplementary Agreement dated December 31, 2009, among AutoNavi Technology, MapABC Technology and the shareholders of MapABC Technology

10.18†	English translation of Manufacturing Consignment Framework Contract among Alpine Electronics Inc., Alpine Electronics (China) Co., Ltd., Beijing ADF Navigation Technology Co., Ltd. and AutoNavi Software Co., Ltd. dated August 1, 2005

10.19†	English translation of Transaction Framework Contract between Beijing ADF Navigation Technology Co., Ltd. and AW (Shanghai) Autoparts Trading Co., Ltd. dated December 1, 2007

10.20†	English translation of Lease between China National Software & Service Company Limited and AutoNavi Software Co., Ltd. dated May 18, 2007

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm

23.2	Consent of Thorp Alberga (included in Exhibit 5.1)

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4†	Consent of Jun He Law Offices (included in Exhibit 99.2)

23.5†	Consent of American Appraisal China Limited

23.6†	Consent of Analysys International

23.7†	Consent of Frost & Sullivan

23.8†	Consent of Dave Qi, an independent director appointee

23.9†	Consent of Derong Jiang, a director appointee

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Jun He Law Offices regarding certain PRC law matters

†	Filed previously.